Exhibit 99.1

Innodata Isogen Reports Fourth-Quarter and Full Year 2010 Results

NEW YORK--(BUSINESS WIRE)--February 16, 2011--INNODATA ISOGEN, INC. (NASDAQ: INOD), today reported results for the fourth quarter ended December 31, 2010 and fiscal year 2010.

  Total revenue was $14.9 million for the fourth quarter of 2010, a decline of 6% from the third quarter driven primarily by what the company believed to be a temporary volume decrease in an ongoing engagement. Year-over-year, the fourth quarter was down 8% compared to the fourth quarter of 2009.
  Net income for the fourth quarter was $1.2 million, or $0.05 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share in the third quarter of 2010, and a net loss of $0.8 million, or $0.03 per diluted share in the fourth quarter of 2009. The increase in net income largely resulted from certain tax benefits in the period.
  For the fiscal year ended December 31, 2010, revenue was $61.5 million, down 20% from 2009. The company incurred a net loss in 2010 of $0.7 million, or $0.03 per diluted share, compared to net income of $7.3 million, or $0.28 per diluted share, in 2009.
  The company’s balance sheet continues to be strong with cash, cash equivalents and investments of $28.0 million as of December 31, 2010, compared to $28.5 million at September 30, 2010.
  Innodata Isogen repurchased approximately 126,000 shares of its common stock during the fourth quarter of 2010 at a total cost of approximately $0.4 million. During 2010, the company repurchased a total of approximately 264,000 shares at a cost of $0.8 million. Under the company's authorized share repurchase program, an additional $1.3 million remains to be utilized.

“In the fourth quarter, we made progress on several strategic fronts,” said Jack Abuhoff, Chairman and CEO of Innodata Isogen. “We began an important new relationship with Apple to provide online ePublishing services for the iBookstore. Separate from this, we significantly increased our new business bookings relative to the third quarter. In total, the projected value of the new business we booked in the second half of 2010 was more than twice the projected value of the new business we booked in the first half of the year and, significantly, we expect the business we booked in the second half of the year to yield significantly improved margins over the business we booked in the first half of the year.”

Abuhoff continued, “2010 was a tough year, but we managed to close the year with $28 million in cash and equivalents, up from 2009, even while we invested $0.8 million toward our share buyback program and another approximately $2 million toward new services.”

Abuhoff concluded, “In 2011, we intend to:

  Continue to invest in new services that have helped fuel our recent bookings acceleration within our core markets;
  Diversify our revenue base by investing in new businesses which are outside our core markets but are enabled by our capabilities; and
  Pursue opportunities for cost savings and productivity enhancement.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11AM ET today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-877-741-4241 (Domestic)
1-719-325-4842 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 8608883

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include Global Services Media’s Global Services 100, EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "project," "head start," "believe," "expect," "should," "anticipate," "indicate," "point to," "forecast," "likely" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2010	2009	2010	2009

Revenues	$14,890	$ 16,184	$ 61,513	$ 76,711

Operating costs and expenses:
Direct operating expenses	11,633	13,466	47,284	52,143
Selling and administrative expenses	3,736	5,896	15,659	16,318
Interest income, net	(131)	(5)	(215)	(30)

Total	15,238	19,357	62,728	68,431
Income (loss) before provision for (benefit
from) income taxes	(348)	(3,173)	(1,215)	8,280

Provision for (benefit from) for income taxes	(1,566)	(2,405)	(468)	967
Net income (loss)	$ 1,218	$ (768)	$ (747)	$ 7,313

Income (loss) per share:
Basic	$ 0.05	$ (0.03)	$ (0.03)	$ 0.30
Diluted	$ 0.05	$ (0.03)	$ (0.03)	$ 0.28

Weighted average shares outstanding:
Basic	25,244	25,378	25,360	24,613
Diluted	25,578	26,451	25,360	25,764

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2010 AND 2009 (Dollars in thousands)

	December 31,	December 31,
	2010	2009
	Unaudited	From audited
		financial statements
ASSETS

Current assets:
Cash and cash equivalents	$ 14,120	$26,480
Short term investments - other	8,875	-
Accounts receivable, net	8,389	11,741
Prepaid expenses and other current assets	3,842	3,899
Deferred income taxes	1,581	1,763

Total current assets	36,807	43,883

Property and equipment, net	4,284	5,559

Other assets	2,684	2,505

Long term investment - other	5,000	-

Deferred income taxes	2,797	943

Goodwill	675	675

TOTAL	$ 52,247	$ 53,565

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$ 3,047	$3,554
Accrued salaries, wages and related benefits	4,870	5,022
Income and other taxes	1,852	1,339
Current portion of long-term obligations	458	892
Deferred income taxes	492	487

Total current liabilities	10,719	11,294

Deferred income taxes	137	87

Income and other taxes – long term	349	-

Long term obligations	1,604	1,199

STOCKHOLDERS’ EQUITY	39,438	40,985

TOTAL	$ 52,247	$53,565

CONTACT:
Innodata Isogen, Inc.
Corey D. Luskin, 201-371-8055
Vice President
cluskin@innodata-isogen.com